Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES OIL AND GAS COST AND CAPITAL REDUCTION INITIATIVES AND UPDATES SEGMENT EARNINGS GUIDANCE

AUSTIN, TEXAS, January 29, 2015 - Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced cost and capital reductions and updated fourth quarter 2014 earnings guidance related to its oil and gas segment.

Prior to completion of the previously-announced review of strategic alternatives, including a review of the oil and gas business, the Company has implemented a number of initiatives to significantly reduce oil and gas operating costs and capital expenditures. As a result, 2015 oil and gas operating expenses are expected to be reduced by approximately 50% compared with 2014, principally driven by closure of the Company’s office in Fort Worth, Texas. Furthermore, the Company expects 2015 oil and gas capital investments to be principally for completing existing wells and down over 70% compared with approximately $111 million invested in 2014.

Fourth quarter 2014 oil and gas segment earnings are expected to be negatively impacted by the decline in oil prices, despite total oil and gas production in 2014 of almost 1.3 million BOE, a 20% increase compared with 2013. Forestar’s oil and gas segment expects to incur an operating loss in fourth quarter 2014 principally due to at least $15 million in impairments related to unproved leasehold interests and lower oil prices, compared with our previous segment guidance of essentially break-even results. The Company expects to complete its year-end 2014 oil and gas reserves evaluation with its independent petroleum engineering firm, Netherland, Sewell and Associates, by March 4, 2015. Additional impairments may be required following completion of the reserve analysis.

Forestar’s Board of Directors and management team are fully engaged in exploring strategic alternatives to enhance shareholder value, including a thorough review and evaluation of the oil and gas business.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2014, the real estate segment owns directly or through ventures almost 120,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 73 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,300 acres, comprised of almost 17,800 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 948,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and approximately 358,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 8,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.